Exhibit 10.23

EXECUTION COPY

Equity Transfer Arrangement Agreement

Pursuant to the Acquisition Agreement dated as of July 27, 2004 by and between AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”) and Lenovo Group Limited, a Hong Kong corporation (“LGL”) (the “Acquisition Agreement”), and as supplemented and amended by Supplement and Amendment No. 1 to Acquisition Agreement, dated as of October 1, 2004, by and between AsiaInfo and LGL (the “Supplement”; the Acquisition Agreement, as supplemented and amended by the Supplement, shall be referred to herein as the “Amended Acquisition Agreement”), this Equity Transfer Arrangement Agreement (this “Agreement”) is executed by and among the parties listed below as of October 19, 2004 in Beijing. In the event of any inconsistencies between the Amended Acquisition Agreement and this Agreement, the provisions of the Amended Acquisition Agreement shall prevail.

Party A:	Lenovo-AsiaInfo Technologies, Inc., a limited liability company organized and existing under the laws of the People’s Republic of China (“China” or “PRC”), with its address at Room 301-310 Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC;

Party B:	Lenovo Group Limited, a limited liability company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), with its address at No. 6 Chuang Ye Road, Haidian District, Beijing 100085, China;

Party C:	Lenovo (Beijing) Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (“China” or “PRC”), with its legal address at No. 6 Chuangye Road, Shangdi Information Industry Base, Haidian District, Beijing 100085, P.R. China;

Party D:	Lenovo Manufacturing Limited, a limited liability company organized and existing under the laws of British Virgin Islands, with its address at P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands;

Party E:	Lenovo Computer System and Technology Service Limited, a limited liability company organized and existing under the laws of PRC, with its address at No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085 P.R. China; and

Party F:	Bonson Information Technology Limited, a company organized and existing under the laws of the British Virgin Islands, with its address at P.O. Box 71, Road Town, Tortola, British Virgin Islands.

In this Agreement, Party B, Party C and Party D may be referred to as a “Seller” individually and “Sellers” collectively; each of the parties shall be referred to as a “Party”, and collectively as the “Parties.”

Whereas:

1.	Party E is a limited liability company organized and existing under the laws of China engaging in the information technology business as approved by the relevant governmental authorities in China.

2.	Party C holds 75% of the equity interest in Party E, and Party D holds 25% of the equity interest in Party E.

3.	Each of Party C and Party D is a wholly-owned subsidiary of Party B, directly or indirectly.

4.	Party A is a wholly-owned subsidiary of Party F directly.

5.	Each of the Sellers agrees to transfer the whole equity interest in Party E (the “Equity Interest”) to Party A, subject to the terms and conditions of this Agreement.

Now therefore, upon mutual discussions and negotiations, the Parties have reached the following agreements:

1.	Transfer of the Equity Interest

1.1	Transfer Arrangement

1.1.1	Subject to the terms and conditions hereof, the Parties hereby irrevocably agree that Party F shall purchase, and Party C and Party D shall sell, all of the equity interest (the “Equity Interest”) in Party E for a consideration of RMB100, in accordance with the provisions of this Agreement. Except for Party F, no other person shall be entitled to the right to purchase the Equity Interest. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.1.2	Without limiting the generality of Section 1.1.1, at the reasonable discretion of Party B, the transfer of the Equity Interest contemplated under Section 1.1.1 may be effectuated either (1) through the direct transfer of the Equity Interest from Party C and Party D to Party F (“Direct Transfer”); (2) through the transfer to Party F of all of the outstanding shares of a special purpose vehicle (“SPV”) established by LGL in the British Virgin Islands after SPV acquires the Equity Interest from Party C and Party D (“Indirect Transfer”); or (3) other reasonable, practical and proper legal mechanism.

1.1.3	Regardless of the method of transfer, the purchase price of the Equity Interest (the “Purchase Price”) shall be RMB100. The Sellers hereby acknowledge the adequacy of the Purchase Price paid by Party F.

1.2	Timing of Transfer

The transfer of the Equity Interest contemplated under Section 1.1.1 shall occur as promptly as practicable after the earlier of (1) the receipt by LWY (“LWY” means [Lenovo Security Technology Ltd.], a company to be established by LHL and certain natural persons designated by AsiaInfo under the laws of PRC.) of the Information System Integration Qualification (Level I) (“SI Qualification”), from the Ministry of Information Industry of PRC, (2) the purchase by Party A or an affiliate of Party A of all of the equity interest of Legend Holdings Limited (“LHL”) in LWY pursuant to the contractual arrangement entered into between LHL and Party A, and (3) the occurrence of an LCSTSL Event of Default (as defined in the Amended Acquisition Agreement).

1.3	Procedures for Transfer

1.3.1	To purchase the Equity Interest, any Seller or Party F may send a written notice to the other party and Party E of its intent to purchase the Equity Interest (the “Notice”) setting forth the date of the closing of such transfer (the “Transfer Date”) at least 10 days prior to the Transfer Date.

1.3.2	In the event that Party A enforces the pledge as described in accordance with the Share Pledge Agreement, the Sellers shall be deemed to have transferred the Equity Interest to Party F, and shall be exempted from their obligations to transfer the Equity Interest under this Agreement. The “Share Pledge Agreement” as used in this section and this Agreement shall refer to the Share Pledge Agreements executed by Party A with Party C and Party D respectively as of the date hereof, whereby each of Party C and Party D pledges all of its respective equity interest in Party E to Party A, in order to guarantee Party E’s performance of its obligations under the Exclusive Business Corporation Agreement executed by and between Party E and Party A as of the date hereof.

1.4	The Arrangement for the Transition Period

1.4.1	During the period from the date of this Agreement until the Transfer Date (the “Transition Period”), all of the profit and interest of the Sellers by virtue of holding directly or indirectly any of the Equity Interest shall belong to Party A, and Party E shall not distribute any such profit or make any other payments to Sellers without the written consent of both Party A and the Sellers. Further, any risk arising from or in connection with the Equity Interest shall be assumed by Party A. The Parties agree that Party A is entitled to consolidate the results of operation of Party E without any provision for minority interest under U.S. GAAP and Party B shall not consolidate the results of operation of Party E under Hong Kong GAAP.

1.4.2	During the Transition Period, Party A shall provide Party E with the working capital necessary for Party E to carry on its ordinary business.

1.4.3	Each of Party C and Party D shall execute a power of attorney (the “Power of Attorney”) as of the date hereof appointing Party A as its exclusive agent and attorney to act on its behalf with respect to all matters concerning their shareholdings in Party E. In case there is any discrepancy between the Power of Attorney and this Agreement, this Agreement shall prevail.

1.5	Transfer of the Equity Interest

Subject to Section 1.3, when the Notice is issued,

1.5.1	Party B shall cause Party E or SPV (whichever is applicable), to promptly convene a shareholders’ meeting, at which a resolution shall be adopted approving the Sellers’ transfer of the Equity Interest to Party F;

1.5.2	Each of the Sellers shall execute a share transfer contract (the “Share Transfer Contract”) with respect to its transfer with Party F, in accordance with the provisions of this Agreement;

1.5.3	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits (as applicable) and take all necessary actions, to transfer valid ownership of the Equity Interest to Party F, unencumbered by any security interest, and cause Party F to become the registered owner(s) of the Equity Interest. For the purpose of this section and this Agreement, “security interest” shall include security, mortgages, third party’s rights or interests, any stock option, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and the Share Pledge Agreement.

2.	Covenants regarding the Equity Interest

2.1	Covenants regarding Party E

Each of the Sellers (as the direct or indirect shareholders of Party E) and Party E hereby covenant as follows:

2.1.1	They shall not in any manner supplement, change or amend the articles and bylaws of Party E, increase or decrease its registered capital, or change the structure of registered capital of Party E without Party A’s prior written consent;

2.1.2	They shall maintain Party E’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3	They shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party E or legal or beneficial interest in the business or revenues of Party E, or allow the encumbrance thereon of any security interest;

2.1.4	They shall not incur, inherit, guarantee or suffer the existence of any debt, except for (1) debts incurred in the ordinary course of business other than through loans; and (2) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5	They shall always operate all of Party E’s businesses during the ordinary course of business to maintain the asset value of Party E and refrain from any action or omission that may affect Party E’s operating status and asset value;

2.1.6	They shall not cause Party E to provide any person with any loan or credit;

2.1.7	They shall provide Party A with information on Party E’s business operations and financial condition at Party A’s request;

2.1.8	Only after obtaining the prior written consent of Party A and any of the Sellers, Party E may merge, consolidate with, acquire or invest in any person;

2.1.9	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party E’s assets, business or revenue;

2.1.10	To maintain the ownership by Party E of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.11	They shall ensure that Party E shall not in any manner distribute dividends to its shareholders;

2.1.12	At the request of Party A, they shall appoint any persons designated by Party A as directors of Party E. provided, however, that one director shall be designated by Sellers at its own discretion; and

2.1.13	Party E covenants to cease to use, “Lenovo” or “Legend” as part of the company name upon the transfer of the Equity Interest to Party F except as otherwise provided in the Trademark License Agreement by and between AsiaInfo and Lenovo Group Limited as of October 19, 2004 (hereinafter, the “Trademark License Agreement”).

2.2	Covenants of the Sellers

Each of the Sellers hereby covenants as follows:

2.2.1	Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interest in Party E held by Party B, or allow the encumbrance thereon of any security interest, except for the pledge placed on these equity interests in accordance with the Share Pledge Agreement;

2.2.2	The Sellers shall cause the shareholders or directors of Party E not to approve the sale, transfer, mortgage or disposition in any other manner any legal or beneficial interest in the Equity Interest, or allow the encumbrance thereon of any security interest, without the prior written consent of Party A, except for the pledge placed on these equity interests in accordance with the Share Pledge Agreement;

2.2.3	The Sellers shall cause the shareholders or the directors of Party E not to approve the merger or consolidation with any person, or the acquisition of or investment in any person only after obtaining the prior written consent of Party A;

2.2.4	The Sellers shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interest in Party E held by Party B;

2.2.5	The Sellers shall cause the shareholders or the directors of Party E to vote their approval of the transfer of the Equity Interest as set forth in this Agreement and to take any and all other actions that may be requested by Party A relating thereto;

2.2.6	To the extent necessary to maintain the Sellers’ ownership in Party E, The Sellers shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise all necessary and appropriate defenses against all claims;

2.2.7	The Sellers shall appoint any designee of Party A as a director of Party E, at the request of Party A, provided, however, that one director shall be designated by Sellers at its own discretion;

2.2.8	At the request of Party A at any time, the Sellers shall transfer its Equity Interest in Party E to Party F in accordance with this Agreement, and the Sellers hereby waives its right of first refusal (if any) to the share transfer by the other existing shareholders of Party E (if any); and

2.2.9	The Sellers shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Sellers, Party E and Party A, perform the obligations hereunder and thereunder, and refrain from any action or omission that may affect the effectiveness and enforceability thereof. Except as otherwise stipulated in this Agreement, to the extent that the Sellers have any remaining rights with respect to the Equity Interest subject to this Agreement hereunder or under the Share Pledge Agreement among the related parties hereto or under the Power of Attorney granted in favor of Party A, the Sellers shall not exercise such rights except in accordance with the written instructions of Party A.

2.3	Covenants of Party A

During the Transition Period, Party A (as the actual operator of Party E) hereby covenants as follows:

2.3.1	Party A shall cause Party E to provide Party B with quarterly financial statement within 45 days from the end of such quarter and an audited annual financial statement within 120 days following the end of the fiscal year of Party E.

2.3.2	Party A shall ensure that during the term of this Agreement, Party E shall only engage in the Security Services Business (as defined in the Amended Acquisition Agreement), the Government Application Services Business (as defined in the Amended Acquisition Agreement) and the IT System Operation Services Business (as defined in the Amended Acquisition Agreement), provided that Party E shall only engage in the Government Application Services Business and the IT System Operation Services Business for a period of one year after October 19, 2004 to the extent the operation of such business requires the Information System Integration Qualification held by Party E, any of the Security Business Permits in category (vii) of the definition of “Security Business Permit” (as defined in the Amended Acquisition Agreement) held by Party E or LHL, or to the extent PRC law or regulation requires that such business be operated by a domestic PRC company, subject to further extension in accordance with the Amended Acquisition Agreement.

2.3.3	Without prior consent of Party B (which consent shall not be unreasonably withheld), Party A shall ensure Party E will not conduct the following activities:

2.3.3.1	to supplement, change or amend the articles and bylaws of Party E, increase or decrease its registered capital, or otherwise change the structure of registered capital of Party E;

2.3.3.2	to sell, transfer, mortgage or dispose of in any manner any assets of Party E or legal or beneficial interest in the business or revenues of Party E, or allow the encumbrance thereon of any security interest;

2.3.3.3	to execute any loan agreement for an amount in excess of one million US Dollars (US$1,000,000.00) within one fiscal year with any bank or any other financial institutions, or to provide any security (including guarantee, pledge or mortgage) for the interest of any other entities;

2.3.3.4	to change the business scope of Party E;

2.3.3.5	to change the name of Party E;

2.3.3.6	to make any investment (provided, that, the establishment of branch or office of Party E shall not be restricted by this provision to the extent that such branch or office of Party C shall only conduct the Security Services Business (as defined in the Amended Acquisition Agreement), the Government Application Services Business (as defined in the Amended Acquisition Agreement) and the IT System Operation Services Business (as defined in the Amended Acquisition Agreement)).

2.3.4	PRC laws and regulations, and shall ensure that Party E shall not conduct any illegal matters.

2.3.5	Upon the transfer of the Equity Interest from the Seller to Party A, Party A shall promptly cause Party E to cease to use, “Lenovo” or “Legend” as a part of its trade name, except as otherwise provided in the Trademark License Agreement.

2.3.6	As applicable, Party A shall cause Party C to abide by the obligations and covenants under this Agreement.

2.3.7	In the event that Party E shall return to the governmental authority any of the legal tax preference enjoyed by Party E as a result of it entering into the process of liquidation, bankruptcy, termination or deregistration upon the completion of the transfer of the Equity Interest, Party A shall not claim any indemnification against the Sellers.

3.	Representations and Warranties

The Sellers and Party E hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and the date of transfer of the Equity Interest, that:

3.1	They have the authority to execute and deliver this Agreement and the Share Transfer Contract to which they are a Party concerning the Equity Interest to be transferred hereunder, and to per form their obligations under this Agreement and the Share Transfer Contract. The Sellers and Party E agree to enter into the Share Transfer Contract consistent with the terms of this Agreement upon the transfer of the Equity Interest. This Agreement and the Share Transfer Contract to which they are a Party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	The execution and delivery of this Agreement or the Share Transfer Contract and the obligations under this Agreement or the Share Transfer Contract shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with their articles, bylaws or other organizational documents of Party E; or (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them;

3.3	The Sellers have good and merchantable title to the Equity Interest. Except for the Share Pledge Agreement, the Sellers have not created any security interest on such equity interest;

3.4	Party E has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.5	Party E has complied with all laws and regulations of China applicable to asset acquisitions;

3.6	There are no pending or threatened litigation, arbitration or administrative proceedings relating to the Equity Interest, or the assets of Party E or Party E.

4.	Effective Date

This Agreement shall become effective as of the date hereof, and shall remain effective until the date on which all of the Equity Interest have been acquired by Party F.

5.	Liability for Breach

5.1	In the event a Party breaches this Agreement or otherwise causes the non-performance of this Agreement in part or in whole, such Party shall be liable for such breach and shall compensate all damages (including litigation fee and attorneys fees) resulting therefrom. In the event that various parties breach this Agreement, each Party shall be liable for its respective breach. The non-breaching party shall be entitled to seek any other remedy provided by this Contract and the law.

5.2	In the event that Party F fails to acquire all of the Equity Interest and finish any procedure for the acquisition of the Equity Interest on or prior to December 19, 2011, Party B shall have the right to withhold any and all of the Purchase Price and petition for the court to enforce the transfer of the Equity Interest or to liquidate Party E or to transfer the Equity Interest to any other entity, provided that any proceeds from the liquidation or the transfer of the Equity Interest shall belong to Party A. In the event that Party E shall return to the Govermental authority any of the legal tax preference enjoyed by party E as a result of it entering into the progress of liquidation, party A shall not claim any indemnification against the Sellers.

6.	Governing Laws and Resolution of Disputes

6.1	Governing laws

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the formally published and publicly available laws of China. Matters not covered by formally published and publicly available laws of China shall be governed by international legal principles and practices.

6.2	Methods of Resolution of Disputes

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration at the Hong Kong International Arbitration Center (“HKIAC”) under the UNCITRAL Arbitration Rule. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of Party A and Party B shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the HKIAC upon application made to it for such purpose. The language used in such arbitration shall be English, and the place of arbitration shall be in Hong Kong at HKIAC. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including any additions to the UNCITRAL Arbitration Rules as are therein contained. The decision by the Board of Arbitration shall be final and binding on the parties.

7.	Taxes and Fees

7.1	The Parties hereto shall engage in amicable consultation on the tax issues involved in the execution and performance of this Agreement so as to work out a tax plan that is optimal to all the Parties hereto.

7.2	The Sellers shall jointly and severally be responsible for any and all transfer and registration tax, and fees incurred thereby or levied thereon in accordance with the related applicable laws in connection with the preparation and execution of this Agreement and the Share Transfer Contract, as well as the consummation of the transactions contemplated under this Agreement and the Share Transfer Contract.

8.	Notices

8.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such party set forth below. A confirmation copy of each notice shall also be sent by e-mail. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

8.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified in such notices.

8.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

8.2	For the purpose of giving notices, the contact details of the Parties are as follows:

Party A:	Room 301-310, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Dong
Phone: +86-10-6250 1658
Facsimile: +86-10-6250 1665
E-mail: dongyu@asiainfo.com

The Sellers:	No. 6 Chuangye Road, Shangdi, Haidian District, Beijing 100085 P.R. China
Attn: Yang Huan
Phone: +86-10-5886 5686
Facsimile: +86-10-5886 5692
E-mail: yanghuan@lenovo.com

Party E:	Room 301-310, Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Yu Bing
Phone: +86-10-6250 1319
Facsimile: +86-10-6250 1668
E-mail: yubing@lenovoai.com

Party F:	4/F, Zhongdian Information Tower, No. 6 Zhongguancun South Street, Haidian District, Beijing 100086, P.R. China
Attn: Shanniang Lv
Phone: +86-10-6250 1319
Facsimile: +86-10-6250 1668
E-mail: lvsn@asianinfo.com

8.3	Any party may at any time change its address for notices by a notice delivered to the other party in accordance with the terms hereof.

9.	The Duty to Maintain Confidentiality

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this section. Disclosure of any confidential information by any staff members or agent hired by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for such breach under this Agreement. This section shall survive the termination of this Agreement for any reason.

10.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

11.	Miscellaneous

11.1	Amendments, changes and supplements

Any amendments, changes and supplements to this Agreement shall require the execution of a written agreement by all of the Parties.

11.2	Entire contract

Except for amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.3	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.4	Languages

This Agreement is written in both Chinese and English language. The Parties hereto shall execute six originals of this Agreement, one for each Party, and each original shall have equal legal validity. In case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

11.5	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.7	Survival

11.7.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.7.2	The provisions of Articles 6, 8, 9 and this Section 11.7 shall survive the termination of this Agreement.

11.8	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: Lenovo-AsiaInfo Technologies, Inc.

By:	/s/ Yu Bing
Name:	Yu Bing
Title:	President and Chief Executive Officer

Party B: Lenovo Group Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Chief Executive Officer

Party C: Lenovo (Beijing) Limited

By:	/s/ Yang Yuanqing
Name:	Yang Yuanqing
Title:	Chief Executive Officer

Party E: Lenovo Manufacturing Limited

By:	/s/ Wang Xiaoyan
Name:	Wang Xiaoyan
Title:	Director

Party E: Lenovo Computer System and Technology Service Limited

By:	/s/ Yu Bing
Name:	Yu Bing
Title:	President and Chief Executive Officer

Party F: Bonson Information Technology Limited

By:	/s/ Xingsheng Zhang
Name:	Xingsheng Zhang
Title:	President and Chief Executive Officer